Investor Relations: Michael Bayes (415) 389-4670 michaelbayes@liviakis.com	Company Contact: Todd Waltz (408) 213-0925 twaltz@aemetis.com	Media Contact: Douglas Denhartog (408) 213-0938 ddenhartog@aemetis.com

Aemetis Files Preliminary Proxy For Consent
Solicitation to Approve 1-for-10 Reverse Stock Split
Company Anticipates National Exchange Listing

CUPERTINO, CALIF - April 22, 2014 - Aemetis, Inc. (OTC.QB: AMTX), a renewable fuels and biochemicals company with operating plants in California and India, today filed a preliminary proxy for a consent solicitation seeking approval from its stockholders for a 1-for-10 reverse stock split of Aemetis common stock in anticipation of listing on a national exchange.  Founded in 2006, Aemetis has grown revenues to $178 million (2013).

“We believe that a national exchange listing will allow a broad range of institutional investors to participate in the continued growth and success of the company,” said Eric McAfee, Chairman and Chief Executive Officer of Aemetis, Inc.

Assuming that the stockholders vote to approve the reverse stock split, upon the effectiveness of the reverse stock split, every ten shares of issued and outstanding Aemetis common stock will be automatically combined into one issued and outstanding share of common stock without any change in the par value per share.  This will reduce the number of outstanding shares of Aemetis common stock from approximately 201.7 million shares to approximately 20.2 million shares.  The authorized shares of Aemetis common stock will also be reduced from 400 million shares to 40 million shares.

Aemetis common stock will continue trading on the OTC.QB under the symbol “AMTX.”

No fractional shares will be issued in connection with the reverse stock split.  Shareholders who would otherwise hold a fractional share of Aemetis common stock will receive an additional share rounded up to the next whole number in lieu of such fractional share.  For shareholders who hold physical stock certificates, the Company’s transfer agent, Corporate Stock Transfer, will transmit instructions for exchanging said certificates for new certificates, representing the post-split number of shares.  Corporate Stock Transfer may be contacted at (303) 282-4800 and corporatestock.com.

This press release does not constitute a solicitation of any vote or approval. The Company will deliver a proxy statement and other relevant documents to its stockholders in connection with the solicitation of written consents for the Reverse Stock Split.  BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE REVERSE STOCK SPLIT AND CONSENT SOLICITATION, INCLUDING, WITHOUT LIMITATION, INFORMATION REGARDING THE PARTICIPANTS IN THE SOLICITATION AND THEIR RESPECTIVE INTERESTS.  The solicitation of written consents for the Reverse Stock Split will be made solely through the proxy statement.  Copies of the proxy statement (when it becomes available) may be obtained free of charge from the Company at 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014, Attention: Todd Waltz, or by calling (408) 213-0940.  Stockholders will also be able to obtain, free of charge, copies of the proxy statement (when it becomes available) at the Security and Exchange Commission’s website at sec.gov.

About Aemetis
Headquartered in Cupertino, California, Aemetis is an advanced fuels and renewable chemicals company that was founded in 2006.  Aemetis owns and operates a 60 million gallon per year (MGY) ethanol and 420,000-ton animal feed plant in California that is the first biorefinery approved by the EPA to produce D5 Advanced Biofuels using the milo/biogas/CHP pathway.  Aemetis also built, owns and operates a 50 million MGY capacity renewable chemicals and advanced fuels production facility on the East Coast of India producing high quality, distilled biodiesel and refined glycerin for customers in Europe and Asia.  Aemetis operates a research and development laboratory at the Maryland Biotech Center, and holds five granted patents on its Z-microbe and related technology for the production of renewable fuels and biochemicals.  For additional information about Aemetis, please visit aemetis.com.

Safe Harbor Statement
This press release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts.  Forward-looking statements in this news release, include without limitation, statements regarding the listing of our common stock on a national securities exchange, statements regarding our continued growth and success and statements regarding our belief that institutional investors will be more interested in investing in our common stock, if it is listed on a national securities exchange. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties.  Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, a failure of our stockholders to approve the reverse stock split, the risk that the market price of our common stock may decline following the reverse stock split such that we are unable to satisfy the listing standards for a national securities exchange, the risk that we will not be able to satisfy other requirements for the listing of our common stock on a national securities, competition in the ethanol and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks associated with the conversion of the Keyes plant to the use of sorghum for ethanol production; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, and in our subsequent filings with the SEC.  We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.